Exhibit 18
February 27, 2009
W. R. Berkley Corporation
Greenwich, CT
To the Board of Directors:
We have audited the consolidated balance sheets of W. R. Berkley Company and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and have reported thereon under date of February 27, 2009. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2008. As stated in Note 1(Q) to those financial statements, in the fourth quarter of 2008 the Company changed its method of accounting for cash distributions received in excess of the carrying value of an equity method investment provided that the Company is not liable for obligations of the investee nor otherwise committed to provide financial support. Previously such distributions were reported as a deferred credit and recognized in earnings upon disposal of the Company’s interest in the investee. Under the new method, such distributions are recognized as a realized gain upon receipt. The Company states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the economics of the transaction as the Company is not liable for the obligations of the investee nor otherwise committed to provide financial support. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
KPMG LLP
New York, New York

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